EXHIBIT 21

FIRST FINANCIAL BANCORP. SUBSIDIARIES

First Financial Bank, National Association, organized as a national banking association under the laws of the United States

●	Irwin Commercial Finance Corporation, incorporated in the state of Indiana, a wholly-owned subsidiary of First Financial Bank, National Association

First Financial Capital Advisors, LLC, organized as a limited liability company under the laws of the state of Ohio

First Financial (OH) Statutory Trust II, created under the laws of the state of Delaware

FFBC Capco Inc., incorporated in the state of Indiana

MXG, Inc., incorporated in the state of Ohio